A. H. Belo Corporation Announces Second Quarter 2015 Dividend

DALLAS – A. H. Belo Corporation (NYSE: AHC) announced today that the Company’s Board of Directors declared a regular quarterly cash dividend of $0.08 per share, payable on June 5, 2015 to shareholders of record at the close of business on May 15, 2015.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC) is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and digital marketing. With a continued focus on extending the Company’s media platform, A. H. Belo is able to deliver news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit ahbelo.com, email invest@ahbelo.com.